Item 2. Name of each series or class of funds for which this notice is filed:


Active Country Allocation Portfolio
Aggressive Equity Portfolio
Asian Equity Portfolio
Balanced Portfolio
Emerging Growth Portfolio
Emerging Markets Debt Portfolio
Emerging Markets Portfolio
Equity Growth Portfolio
European Equity Portfolio
Fixed Income Portfolio
Global Equity Portfolio
Global Fixed Income Portfolio
Gold Portfolio
High Yield Portfolio
International Equity Portfolio
International Small Cap Portfolio
Japanese Equity Portfolio
Latin American Portfolio
Money Market Portfolio
Municipal Bond Portfolio
Municipal Money Market Portfolio
Small Cap Value Equity Portfolio
U.S. Real Estate Portfolio
Value Equity Portfolio